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                                                                     EXHIBIT 5.1



                            CAHILL GORDON & REINDEL
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 701-3000



November 14, 1996



Ladies and Gentlemen:



    We have acted as special counsel to Larscom Incorporated, a Delaware corporation (the "Company") and Axel Johnson Inc., a Delaware corporation (the "Selling Stockholder"), in connection with the Company's Registration Statement on Form S-1 (No. 333-14001), as amended (the "Registration Statement"), relating to the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 8,050,000 shares of the Company's Class A common stock, par value of $.01 per share (the "Class A Common Stock").



    We advise you that in our opinion the shares of Class A Common Stock to be sold by each of the Company and the Selling Stockholder, when issued in the manner for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.



    We hereby consent to the use of our name under the caption "Legal Matters" and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                             Very truly yours,



Larscom Incorporated
4600 Patrick Henry Drive
Santa Clara, California 95054



Axel Johnson Inc.
300 Atlantic Street
Stamford, Connecticut 06901